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                                                                   EXHIBIT 3.162

                                     BYLAWS
                                       OF
                            WEB TEAM ASSOCIATES, INC
                              A NEVADA CORPORATION

                                                           Dated: August 6, 2003

                                   ARTICLE I

                           LOCATION AND CORPORATE SEAL

Section 1. Home Office of the Company

         The home office of the company shall be at Phoenix, Maricopa County, Arizona. Offices may also be maintained at such other place or places as may be designated from time to time by the Board of Directors, where the business of the Company may be transacted. Meetings of stockholders and of the Board of Directors may be held at any place with the same effect as though done or held at said Home Office.

Section 2. Corporate Seal.

         The company shall have a common seal, consisting of a circle having on the circumference thereof "WEB TEAM ASSOCIATES, INC." and in the center "Incorporated Nevada 2001"

                                   ARTICLE II

                                  STOCKHOLDERS

Section 1. Annual Meetings of Stockholders.

         The first annual meeting of the stockholders of the company shall be held on or before the first business day following the expiration of two months from and after the filing of the articles of incorporation, but succeeding annual meetings of stockholders shall be held on the third Wednesday of August of each year beginning in 2004 (or on the next succeeding business day if such be a holiday), at such place as may be specified by the secretary in a notice to be issued by him not less than thirty days before such meeting.

Section 2. Special Meetings.

         Special meetings of the stockholders may be held at any place upon call of the Board of Directors of the president, and the secretary shall give thirty days' notice of such meetings. Only such business as may be specified in the notice may be transacted at special meetings.

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Section 3. Quorum.

         At any meeting of the stockholders, a majority of the issued and outstanding stock shall constitute a quorum and in the absence of a quorum, the meeting shall be adjourned from time to time until a quorum shall be present.

Section 4. Voting.

         At any meeting of the stockholders, each stockholder shall be entitled to one vote for each share of stock owned by him, except in the case of election of directors, when cumulative voting shall apply. Voting may be in person or by proxy and proxies may be given for more than one meeting.

Section 5. Waiver of Notice.

         Any meeting shall be deemed to have been validly and legally called and held if all of the stockholders of record on the day of the meeting sign a written waiver of notice, either before or after the meeting. No such waiver shall be necessary in case all stockholders are actually present in person at the meeting, in which event notice shall conclusively be deemed to have been waived.

                                   ARTICLE III

                               BOARD OF DIRECTORS

Section 1. Number and Election.

         The Board of Directors shall consist of not less than one nor more than nine. At succeeding annual meetings, the stockholders shall elect five directors for one-year terms expiring at the annual meeting. Between annual meetings, the remaining directors shall elect directors to fill vacancies occurring from any cause, but any director so elected shall serve only until the next annual meeting.

Section 2. Powers and Duties.

         It shall be the duty of the Board of Directors to control and manage the property and business of the corporation, to appoint from its own membership or otherwise the officers of the corporation who may serve under written or oral contract at the pleasure of the Board. The Board shall have the power to enter into written contracts with officers for terms extending beyond their own terms of office. Generally and without limitation, the Board shall have the power and shall operate the business of the corporation in a prudent and careful manner to the best interests of the policyholders and stockholders.

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Section 3. Regular Meetings.

         After the adjournment of the annual meeting of the stockholders of the corporation, the newly elected Directors shall meet for the purpose of organization, the election of officers, and the transaction of such other business as may come before said meeting. No notice shall be required for such meeting. The meeting may be held within or without the State of Arizona. Regular meetings, other than annual ones, may be held at regular intervals at such times and places as the Board of Directors may provide.

Section 4. Special Meetings.

         Special meetings of the Board of Directors may be called at any time by the President or by any one member of the Board giving written notice thereof to the President of said corporation, or said special meetings may be called without notice by unanimous written consent of all the members by the presence of all the members of said Board at any such meetings. The special meetings of the Board of Directors may be held within or without the State of Arizona.

Section 5. Quorum.

         A majority of the membership of the Board of Directors, but not less than five, shall constitute a quorum.

                                   ARTICLE IV

                                    OFFICERS

Section 1. Designation of Titles.

         The titles of officers of the corporation may be, but shall not be, required to include a Chairman of the Board, a President, one or more Vice-Presidents, a Secretary, a Treasurer, and such Assistant Secretaries, Registrar, Assistant Treasurers and other officers as may be deemed necessary or expedient for the proper conduct of the business of the corporation. Any two or more of such offices, except those of President and Secretary, may be held by the same person. The Board of Directors may leave any office vacant indefinitely, so long as there be a President or a Vice-President and a Secretary or an Assistant Secretary available to act.

Section 2. Selection of Officers.

         The directors shall choose the officers of the corporation, who shall serve at the pleasure of the Board and may be removed from office at any time by the Board, by the affirmative vote of the holders of a majority of the shares issued and outstanding at a regular or special meeting, or by an authorization in writing signed by the holders of a majority of the shares issued and outstanding.

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Section 3. Chairman of the Board.

         The Chairman of the Board (if one shall be selected) shall preside at all meetings of the Board of Directors, and shall perform such other duties as may be from time to time assigned to him. If the position of Chairman of the Board shall be unfilled, the President shall perform the duties of the office.

Section 4. President.

         The President shall preside at all meetings of stockholders. He shall sign all policies, all deeds and conveyances, all contracts and agreements, and all other instruments requiring execution on behalf of the corporation, and shall act as operating and directing head of the corporation, subject to policies established by the Board of Directors.

Section 5. Vice-Presidents.

         There shall be as many Vice-Presidents as shall be from time to time determined and they shall perform such duties as may be from time to time assigned to them. Any one of the Vice-Presidents, as authorized by the Board, shall have all the powers and perform all the duties of the President in case of the temporary absence of the President or in case of his temporary inability to act. In case of the permanent absence or inability of the President to act, the office shall be declared vacant by the Board of Directors and a successor chosen by the Board.

Section 6. Secretary.

         The Secretary shall see that the minutes of all meetings of stockholders, of the Board of Directors and of any standing committees are kept. He shall be the custodian of the corporate seal, and shall affix it to all proper instruments. He shall give or cause to be given notices of all meetings of the stockholders and of the Board of Directors. He shall have change of all the books and records of the Company except the books of account and in general shall perform all the duties incident to the office of Secretary of a corporation and such other duties as may be assigned to him.

Section 7. Treasurer.

         The treasurer shall have general custody of all of the funds and securities of the Company except such as may be required by law to be deposited with any state official; he shall see to the deposit of the funds of the company in such bank or banks as the Board of Directors may designate. Regular books of account shall be kept under his direction and supervision, and he shall render financial statements to the President, directors, policyholders and stockholders at proper times. He shall have charge of the preparation and filing of such reports and financial statements and returns as may be required by law. He shall give to the Company such fidelity bonds as may be required, and the premium therefore shall be paid for by the Company as an operating expense.

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Section 8. Assistant Secretaries.

         There may be such number of Assistant Secretaries as may be from time to time determined by the Board of Directors, and such persons shall perform such functions as may be from time to time assigned to them.

Section 9. Assistant Treasurers.

         There may be such number of Assistant Treasurers as the Board of Directors shall from time to time fix, and such persons shall perform such functions as may be from time to time assigned to them.

Section 10. Registrars.

         There may be such number of Registrars as the Board of Directors shall from time to time fix, and such persons shall perform such functions as may be from time to time assigned to them.

                                    ARTICLE V

                                   COMMITTEES

Section 1. Executive Committee.

         At the option of the Board of Directors, there shall be an Executive Committee, which shall consist of such persons as shall be from time to time appointed to such committee by the Board. The Executive Committee shall have all of the powers and perform all of the functions of the Board of Directors between regular or special meetings of the Board of Directors.

Section 2. Additional Standing Committees.

         At the Option of the Board of Directors, there may be standing Investment, Acquisitions, and Merger Committees and the Board of Directors shall delegate such additional standing committees, as it may deem advisable. The Board of Directors shall delegate to such standing committees such functions, duties, and responsibilities as it may chose, and shall from time to time fix, appoint, and remove the personnel of such committees.

Section 3. Special Committees.

         The Board of Directors or the President may at any time designate such special committees as it or he may deem advisable, may fix the duties of such committees, and appoint and remove their personnel.

Section 4. Minutes and Record of Committees.

         A record shall be kept of the proceedings and determination of all standing committees and the reports of all Special Committees. The minutes of the meetings of the standing

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Executive, Investment, Acquisitions, and Merger committees (if such committees shall be organized) shall be preserved in the same manner as are preserved the minutes of all meetings of the Board of Directors.

                                   ARTICLE VI

                                   AMENDMENTS

Section 1. Repeal, alteration, or amendment.

         These bylaws may be repealed, altered, or amended, or substitute bylaws may be adopted only by a majority of the Board of Directors at any time.

                                   ARTICLE VII

                          LIABILITY AND INDEMNIFICATION

Section 1. Personal Liability of Directors.

         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director for (I) any breach of the director's duty of loyalty to the corporation or its shareholders; (II) acts or omissions not in good faith or which involve intentional conduct or a knowing violation of law;
(III) authorizing the unlawful payment of a dividend or other distribution on the corporation's capital stock or the unlawful purchase of its capital stock;
(IV) a violation of Arizona Revised Statutes Section 10041 director conflicts of interest; or (V) any transaction from which the director derived an improper personal benefit.

Section 2. Corporate Indemnification Language Directors and Officers.

         The Company shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), any person made, or threatened to be made, a defendant or witness to any threatened, pending or completed action, suite, or proceeding (whether civil, criminal, administrative, investigative or otherwise) by reason of the fact that he or she, or his or her testator or intestate, is or was a director or office of the company or by reason of the fact that such director or officer, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. Nothing contained herein shall diminish any rights to indemnification to which employees or agents other than directors or officers may be entitled by law, and the Company may indemnify such employees and agents to the fullest extent and in the manner permitted by law. The rights to indemnification set forth in this Article XIV shall not be exclusive of any other rights to which any person may be entitled under any statue, provision of

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the Articles of Incorporation, bylaw, agreement, contract, vote of stockholders or disinterested directors, or otherwise.

         In furtherance and not in limitation of the powers conferred by statute:

         1. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is serving in any capacity, at the request of the Company, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability or expense under the provisions of law; and

         2. The Company may create a trust fund, grant a security interest or lien on any assets of the Company and/or use other means (including, without limitation, letters of credit, guaranties, surety bonds and/or other similar arrangements), and enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

                                                      /s/ Samuel J. Shoen
                                                      --------------------------
                                                      Samuel J. Shoen, President

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